Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 9, 2026

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re: Prospectus Supplement No. 2 to Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the U.S. Securities and Exchange Commission of a prospectus supplement no. 2 (“Prospectus Supplement No. 2”) to the prospectus dated March 11, 2024 (the “Base Prospectus”) and the prospectus supplement dated April 23, 2026 (the “Initial Prospectus Supplement” and, together with Prospectus Supplement No. 2 and the Base Prospectus, the “Prospectus”) contained in the Registration Statement on Form S-3ASR (File No. 333-277813) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for offer and sale from time to time by the selling security holders named in the Initial Prospectus Supplement, as supplemented and amended by Prospectus Supplement No. 2, of up to an additional 39,843 shares (the “Additional Selling Securityholder Shares”) of the Company’s common stock, par value $0.01 per share obtained in connection with the Company’s acquisition of Brex Inc., a Delaware corporation (“Brex”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of January 22, 2026, by and among the Company, Brex, Trilogy Merger Sub I, Inc., Trilogy Merger Sub II, LLC and only for the express purposes provided therein and for no other purpose, Fortis Advisors LLC (the “Merger Agreement”).

In rendering this opinion, we have examined and relied on (a) the Registration Statement; (b) the Prospectus; (c) the Restated Certificate of Incorporation of the Company (as restated July 26, 2023), filed as Exhibit 3.1 to the Registration Statement; (d) the Amended and Restated Bylaws of the Company, dated September 23, 2021, filed as Exhibit 3.2 to the Registration Statement; (e) the Merger Agreement; and (f) certain resolutions of the Board of Directors of the Company adopted on January 19, 2026.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company or public officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion letter. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In making such examination and rendering the opinion set forth below, we have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures; (b) each natural person signing any document reviewed by us had the legal capacity to do so; (c) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (d) the conformity to the originals of all documents submitted to us as copies; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed.

This opinion is provided pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming part of the Registration Statement, other than as expressly stated herein with respect to the Additional Selling Securityholder Shares.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that the Additional Selling Securityholder Shares are validly issued, fully paid and non-assessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, voidable transfer, reorganization, liquidation, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally, (b) the application of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved choose to exercise the wide discretionary authority generally available to it.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We have not considered, and we express no opinion as to, any law other than the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing) as in effect on the date hereof.

We hereby consent to be named in the Initial Prospectus Supplement under the caption “Validity of the Shares of Common Stock” as the attorneys who passed upon the legality of the Additional Selling Securityholder Shares being registered pursuant to the Initial Prospectus Supplement, as supplemented and amended by Prospectus Supplement No. 2, and to the filing of a copy of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz